LEASE

BY AND BETWEEN

BRUNACINI DEVELOPMENT, LTD. CO.,

a New Mexico limited liability company

("Landlord")

AND

SBS TECHNOLOGIES, INC., a New Mexico corporation

("Tenant")

TABLE OF CONTENTS

Page

1. DEMISED PREMISES; CONTRACTION; EXPANSION 1

2. USE 3

3. TERM; EARLY TERMINATION; OPTION TO EXTEND 4

4. BASE RENT;REIMBURSABLE EXPENSES; HVAC; EXCLUSIONS FROM OPERATING EXPENSES; SECURITY DEPOSIT 6

5. LATE PAYMENT PENALTY; DEFAULT INTEREST 12

6. LANDLORD AND TENANT IMPROVEMENTS 12

7. INDUSTRIAL REVENUE BONDS 17

8. REQUIREMENTS OF LAW 17

9. REPAIRS; TOUCH UP ALLOWANCE 18

10. UTILITIES; JANITORIAL; TAXES 19

11. ALTERATIONS BY TENANT; ROOF; GENERATOR 21

12. LANDLORD'S RIGHT OF ACCESS 22

13. FIRE INSURANCE; DESTRUCTION BY FIRE OR OTHER CAUSES 22

14. LIABILITY INSURANCE 24

15. EMINENT DOMAIN 24

16. SUBORDINATION; ESTOPPEL 25

17. NON-WAIVER OF LANDLORD'S OR TENANT'S RIGHTS 26

18. QUIET ENJOYMENT 26

19. SURRENDER 26

20. NOTICES 26

21. SUCCESSORS AND ASSIGNS; ENTIRE AGREEMENT 27

22. ASSIGNMENT; SUBLETTING 27

23. HOLDOVER 28

24. REMEDIES OF LANDLORD FOR DEFAULT 28

25. ATTORNEY'S FEES 30

26. SEVERABILITY 30

27. CHOICE OF LAW 30

28. FORCE MAJEURE 30

29. LEVY 30

30. HAZARDOUS MATERIALS 30

31. RIGHT OF FIRST REFUSAL 32

32. WAIVER OF LANDLORD'S LIEN 32

33. INDEMNIFICATION 32

34. COMMISSIONS 33

35. FINANCIAL STATEMENTS 33

36. AMERICANS WITH DISABILITIES ACT 34

37. POWER LINES

38. OTHER TENANTS

39. COUNTERPARTS

EXHIBIT "A" 37

EXHIBIT "B" 38

EXHIBIT "C" 39

EXHIBIT "D" 41

EXHIBIT "E" 42

EXHIBIT "F" 43

EXHIBIT "G" 44

LEASE

AGREEMENT of Lease dated for reference purposes the 12th day of July, 2004, by and between BRUNACINI DEVELOPMENT, LTD. CO., a New Mexico limited liability company (called "Landlord") and SBS TECHNOLOGIES, INC., a New Mexico corporation (called "Tenant"),

WITNESSETH:

1. DEMISED PREMISES; CONTRACTION; EXPANSION

(a) DEMISED PREMISES. Landlord, for and in consideration of the covenants and conditions hereinafter contained on the part of the Tenant to be performed, and in consideration of the rent hereinafter reserved, does hereby grant, lease, demise and let unto Tenant and Tenant does hereby agree to pay said rent, lease and take from Landlord the Property (as hereinafter defined) described as:

A "Building" containing 47,529 square foot (more or less) at 7401 Snaproll, N.E., Albuquerque, New Mexico 87109 immediately west of the intersection of Snaproll N.E. and Rutledge N.E., together with all of the fixtures, apparatus, equipment and improvements to be provided by Landlord and to be located therein or thereon (collectively, together with the Building, "Improvements") and all rights and easements appurtenant thereto, all of which are hereinafter called the "Demised Premises". The Improvements are depicted on Exhibit "A" attached hereto and incorporated herein by reference and are located on the real estate described as follows:

SEE EXHIBIT "B" ATTACHED HERETO AND INCORPORATED HEREIN BY REFERENCE. ("Land").

The Demised Premises and the Land are sometimes collectively referred to herein as the "Property".

The square footage of the Building shall be calculated based upon the Building Owners and Managers Association ("BOMA") International Guidelines for measuring single tenant buildings ("Tenant's Rentable Area"). Tenant shall pay "Base Rent" as hereinafter defined based upon Tenant's Rentable Area. Prior to the "Commencement Date" (as hereinafter defined), the Landlord's architect shall verify the Tenant's Rentable Area of the Building. If the Tenant's Rentable Area is not 47,529 square feet, Landlord and Tenant shall acknowledge any such change on Exhibit "C" which is attached hereto and incorporated herein by reference and the Base Rent and "Reimbursable Expenses" (as hereinafter defined) payable by Tenant shall be adjusted accordingly. In the event Tenant may disagree with Landlord's architect on the calculation of Tenant's Rentable Area, Tenant may, at Tenant's expense and prior to July 1, 2005, cause an architect to calculate Tenant's Rentable Area, and if different than the calculation by Landlord's architect, to work with Landlord's architect to resolve any discrepancies.

Landlord shall construct on the Land, at Landlord's sole cost and expense: (i) a shell Building, parking, landscaping and those Improvements itemized and depicted on Exhibit "D" attached hereto and incorporated herein ERR hereinafter defined. The Landlord Improvements and Tenant Improvements comprise the initial Improvements contemplated by this Lease.

Tenant acknowledges that the Property is within Journal Center 2, Unit 2 and subject to covenants and assessments related thereto (respectively "Journal Center Covenants" and "Journal Center Assessments").

(b) CONTRACTION. Provided Tenant is not in default under the terms of this Lease, after all applicable cure periods, at the time it gives notice of the proposed contraction date, and at the contraction date, and provided Tenant is not in default beyond the applicable cure period on more than one occasion between the notice and contraction date, and Tenant has not, within five (5) years of the effective date of such contraction, expanded the Demised Premises under Paragraph 1(c), Tenant shall have the right to contract Tenant's Rentable Area by 10,000 square feet, which is denominated on Exhibit "E" as "Contraction Area". The right to contract shall only be effective after the sixtieth (60th) month following the "Rent Commencement Date" (as hereinafter defined). Tenant shall provide Landlord not less than nine (9) months prior written notice of the proposed contraction date, which date shall only be effective on the last day of a calendar month. Coincident with providing Landlord notice of Tenant's intent to contract the Demised Premises, Tenant shall pay to Landlord a "Contraction Penalty" equal to the cost of construction of demising the premises plus all unamortized lease up costs, allocated to the Contraction Area at a rate of seven percent (7%) per annum, which shall include, but not be limited to, the "Tenant Allowance", "Extra Tenant Allowance", "Touch up Allowance", if applicable and as hereinafter defined, real estate commissions and any Expansion Allowance expended by Landlord under Paragraph 1(c) (collectively "Lease Up Costs"). The amortization period for the Lease Up Costs shall be ten (10) years from the Rent Commencement Date ("Unamortized Lease Up Costs") and the calculation of the allocated portion shall be based upon the ratio of the Tenant's Rentable Area in the Contraction Area to the Tenant's Rentable Area in the Building. Landlord shall have the right to lease the Contraction Area to a tenant and for a use not inconsistent with Tenant's use. Landlord and Tenant shall amend this Lease to reflect the contraction of the Demised Premises and the pro rata reduction in Base Rent based on the square footage of the Contraction Area, and to permit joint use of reasonable "common areas" necessary for the new tenant. At Tenant's request, Landlord shall cooperate with Tenant to relocate the loading dock from the Contraction Area to the remainder of the Demised Premises. Landlord will construct such relocated loading dock at Tenant's request and expense; however, Tenant shall have the right to obtain competitive bids for any such work to be paid by Tenant or similar work relating to contraction provided that Landlord approves the chosen contractor and the work, which approval shall not be unreasonably withheld, conditioned or delayed. If Landlord does not agree to match the competitive bid, Tenant may employ said contractor. The Property shall remain as a single-tenant facility unless Tenant has exercised its right to contract under this Paragraph 1(b).

(c) EXPANSION. Provided that Tenant is not in default under the terms of this Lease after all applicable cure periods, at the time it gives notice of the proposed expansion date and at the expansion date, and provided Tenant is not in default beyond the applicable cure period on more than one occasion between the notice and expansion date, Tenant shall have the option to expand the Demised Premises into an additional 10,000 square feet of Tenant's Rentable Area effective not later than the last day of the sixtieth (60th) month after the Rent Commencement Date ("Expansion Addition"). The Expansion Addition shall be located adjacent to the eastern portion of the Building which is denominated on Exhibit "F" as "Expansion Area". Tenant shall provide Landlord not less than nine (9) months prior written notice of its exercise of the right to expand and coincidentally therewith, its waiver of its right to contract within five years of the expansion pursuant to Paragraph 1(b) above. Landlord shall not construct the Expansion Addition unless requested by Tenant pursuant to this Paragraph 1(c). Landlord shall provide Tenant $3.50 per square foot of new Tenant's Rentable Area in the Expansion Addition per Lease Year remaining in the Initial Term (prorated from the date Base Rent accrues on the Expansion Addition through the end of the Initial Term) as an allowance ("Expansion Allowance") for tenant improvements to the Expansion Addition ("Expansion Tenant Improvements"). The construction of the Expansion Addition shall be of comparable kind and quality to the original Building shell prior to inclusion of the Expansion Tenant Improvements. Landlord and Tenant shall approve the plans for the Expansion Addition and Expansion Tenant Improvements. To the extent the cost of the Expansion Tenant Improvements exceed the Expansion Allowance, the costs thereof shall be repaid as negotiated by Landlord and Tenant. Rent for the Expansion Addition shall be at the same Base Rent as for the Building and the term shall coincide with the "Initial Term" as hereinafter defined and all other terms of this Lease shall apply to the Expansion Addition, including the option for Extended Terms. The parties shall execute an amendment to this Lease reflecting the addition of the Expansion Addition.

2. USE

Tenant shall use the Demised Premises for the purpose of normal and customary office, light manufacturing, electronic assembly and testing, warehousing, such other purposes allowed by the Journal Center Covenants, and for such other lawful and permitted purposes as may be incidental thereto, and for no other purposes without Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord warrants and represents to Tenant that to the best of Landlord's actual knowledge, the permitted use is not prohibited by any business park restrictions and/or covenants. Notwithstanding anything contained to the contrary in this Lease, the Tenant shall have access to the Demised Premises twenty-four (24) hours per day and seven (7) days per week.

  3. TERM; DELAYS IN POSSESSION READY DATE; EARLY TERMINATION; OPTION TO EXTEND

(a) Term. This Lease shall be effective from the date first above set forth ("Effective Date Hereof"). The initial term of this Lease ("Initial Term") shall commence upon "Substantial Completion" (as hereinafter defined) of the initial Landlord Improvements and Tenant Improvements in accordance with this Lease ("Possession Ready Premises") and delivery of the Demised Premises to Tenant ("Premises Ready Date"), which date is hereinafter called the "Commencement Date" of this Lease. The Commencement Date shall not be earlier than May 1, 2005. The Initial Term shall extend and continue for a period of ten (10) years and two (2) months from the Commencement Date and shall terminate on or about June 30, 2015 ("Initial Expiration Date"). To the extent the Commencement Date does not occur on or before August 31, 2005, through no fault of Tenant, Tenant shall have the right to terminate this Lease upon prior written notice delivered to Landlord prior to Landlord delivering the Possession Ready Premises to Tenant. Within thirty (30) days after the Commencement Date, Landlord and Tenant shall execute the document attached hereto as Exhibit "C" evidencing the actual Commencement Date and Initial Termination Date. In the event the Commencement Date is not the first day of a month, the Initial Term shall extend to the last day of the month in which the Initial Expiration Date occurs.

"Lease Year" shall mean the period from the Rent Commencement Date to the day before the anniversary of the Rent Commencement Date and every subsequent annual period thereafter. If the Rent Commencement Date is not the first day of the month, the first Lease Year shall commence on the first day of the month following the Rent Commencement Date and end on the last day of the twelfth month thereafter. All subsequent Lease Years shall commence and end on the anniversaries of said dates.

(b) DELAYS IN PREMISES READY DATE. Landlord shall deliver the Premises on or before May 1, 2005, provided that Landlord and Tenant agree that this Lease will be fully executed by July 15, 2004. Landlord shall also have a tenant improvement space plan agreed upon by August 1, 2004. Any delay on execution of the tenant improvement space plan, or lease shall postpone the penalties outlined below on a day-for-day basis. To the extent that the Premises Ready Date does not occur on or before May 1, 2005, for reasons other than delays caused by Tenant, the following shall occur:

    For each day that the Premises Ready Date falls after May 1, 2005 and on or before May 17, 2005, the Commencement Date shall be delayed on a day-for-day basis.

    For each day that the Premises Ready Date falls after May 17, 2005 and on or before May 24, 2005, the Commencement Date shall be delayed on a day-for-day basis, plus Tenant shall receive a rent credit of $500.00/day.

    For each day that the Premises Ready Date falls after May 24, 2005, and on or before May 31, 2005, the Commencement Date shall be delayed on a day-for-day basis, plus Tenant shall receive a rent credit of $750.00/day.

    For each day that the Premises Ready Date falls after May 31, 2005, and on or before June 30, 2005, the Commencement Date shall be delayed on a day-for-day basis, plus Tenant shall receive a rent credit of $1,000.00/day.

    For each day that the Premises Ready Date falls after June 30, 2005, the Commencement Date shall be delayed on a day-for-day basis, plus Landlord will pay any of Tenant's actual holdover rent paid at its current location at 2400 Louisiana Blvd. NE, Building 5, not to exceed $47,658.00 per month, through reasonable completion of Tenant's move to the Demised Premises.

None of the penalties outlined above shall arise from Landlord's failure to complete the installation of any Landlord Financed Furniture (as defined herein) or from Tenant's failure to provide equipment, materials or other improvements for which it is responsible, to the Property, or from its failure to timely secure the IRB(s) described in Paragraph 7 herein. In the event Tenant fails to timely provide equipment, materials or improvements which are its responsibility, or fails to secure the IRB(s) provided for in Paragraph 7 such that Landlord may commence construction no later than September 30, 2004, the May 1, 2005 deadline shall be extended on a day-for-day basis for each day Landlord is delayed by Tenant's failure to provide those items.

(c) EARLY TERMINATION. Provided Tenant is not then in default under the terms of this Lease beyond any applicable grace or cure period, Tenant shall have the right to terminate this Lease at the expiration of the seventh (7th) Lease Year from Rent Commencement Date by providing not less than nine (9) months prior written notice to Landlord. Coincident with tendering the notice to Landlord, Tenant shall pay an "Early Termination Penalty" as follows:

(i) The amount of the Unamortized Lease Up Costs at a rate of seven percent (7%) annually, which shall include, but is not limited to Tenant Allowance, Extra Tenant Improvement Allowance, Touch Up Allowance, Expansion Allowance and real estate commissions applicable on the effective date of the early termination; and

(ii) An amount equal to the Base Rent for the last two (2) months of the seventh (7th) Lease Year, unless an early termination occurs subsequent to the seventh (7th) Lease Year pursuant to the immediately following paragraph, in which case the amount will be twice the Base Rent for the current month at the time of termination.

Should Tenant exercise the option to expand the Demised Premises pursuant to Paragraph 1(c) above, the right to early termination shall not be effective until the later to occur of the expiration of the seventh (7th) Lease Year or the sixtieth (60th) month following the date Base Rent is first due and owing for the Expansion Addition.

(d) OPTION TO EXTEND. Provided Tenant is not in default under the terms of this Lease after all applicable grace and cure periods, at the time it gives notice of its intent to exercise its option and at the time the new extended Term begins, and provided Tenant is not in default beyond the applicable cure period on more than one occasion between the notice and the time the new extended Term begins, Tenant shall have the right to extend the Initial Term for three (3) additional five (5) year periods ("Extended Term(s)"). "Term", as used herein, shall also include the Initial Term and Extended Term(s), if exercised. Tenant shall provide Landlord not less than ten (10) months written notice prior to the first day of said Extended Term of its intent to exercise each option for an Extended Term. Rent for each Extended Term shall be calculated at ninety-five percent (95%) of fair market rent for comparable space, including applicable tenant improvement allowances, rent escalations, rent concessions or rent abatements, then being offered in similar type buildings in the Albuquerque market, but such fair market rent for comparable space shall exclude real property taxes as long as the IRB is in place. In the event Landlord and Tenant cannot agree upon rent for an Extended Term, within three (3) months after Tenant exercises the option therefor, each party shall select one (1) experienced commercial agent/broker familiar with comparable properties in the Albuquerque area ("Commercial Broker"). Each party shall provide written notice to the other party within thirty (30) days after the impasse of said party's designated Commercial Broker and the two (2) Commercial Brokers shall select a third Commercial Broker (the "Third Commercial Broker") within fifteen (15) days after selection of the other two (2) Commercial Brokers. The three (3) Commercial Brokers shall, within forty-five (45) days of appointment of the Third Commercial Broker, determine Base Rent and other concessions, allowances, etc. for the Extended Term, and the decision of the Commercial Brokers shall be final. Each party shall pay the costs for the Commercial Broker it appointed and the parties shall split the costs for the third Commercial Broker. If the three Commercial Brokers cannot come to a unanimous decision, the decision of the Third Commercial Broker shall be binding. In the event that such determination is unacceptable to Tenant, Tenant may within ten (10) business days of receipt of the determination by the Commercial Brokers provide notice to terminate the option to extend the lease; provided however, nothing in this Lease shall entitle Tenant to terminate the option to extend the Lease less than one hundred twenty (120) days prior to the first day of the Extended Term. Should Tenant fail to terminate the option to extend at least one hundred twenty (120) days prior to the first day of the Extended Term, the terms of the Extended Period shall be those determined by the Commercial Brokers. In the event Tenant timely terminates the option to extend the Lease, Tenant shall be responsible for the costs of all three Commercial Brokers.

4. BASE RENT; REIMBURSABLE EXPENSES; HVAC; EXCLUSIONS FROM OPERATING EXPENSES; SECURITY DEPOSIT

(a) BASE RENT. "Base Rent" shall accrue commencing two (2) months after the Commencement Date ("Rent Commencement Date") and shall be payable by Tenant in lawful money of the United States of America, in advance on or before the first day of each calendar month, as follows (month numbers are calculated from Rent Commencement Date):

Months 1 through 12 - $13.60 per square foot, annually $646,394.40 and monthly $53,866.20;

Months 13 through 24 - $13.85 per square foot, annually $658,276.68 and monthly $54,856.39;

Months 25 through 36 - $14.11 per square foot, annually $670, 634.16 and monthly $55,886.18;

Months 37 through 48 - $14.37 per square foot, annually $682,991.76 and monthly $56,915.98;

Months 49 through 60 - $14.63 per square foot, annually $695,349.24 and monthly $57,945.77;

Months 61 through 72 - $14.90 per square foot, annually $708,182.16 and monthly $59,015.18;

Months 73 through 84 - $15.18 per square foot, annually $721,490.28 and monthly $60,124.19;

Months 85 through 96 - $15.46 per square foot, annually $734,798.40 and monthly $61,233.20;

Months 97 through 108 - $15.75 per square foot, annually $748,581.72 and monthly $62,381.81;

Months 109 through 120 - $16.04 per square foot, annually $762,365.16 and monthly $63,530.43.

No rent shall be payable by Tenant during the period commencing on the Commencement Date and expiring on the day immediately preceding the Rent Commencement Date. In the event the Commencement Date is not the first day of a month, the Initial Term shall end, unless sooner terminated, pursuant to the terms of this Lease, on the last day of the one hundred twenty- second (122nd) entire calendar month after the Commencement Date. Further, Base Rent and Reimbursable Expenses shall be prorated for the initial partial month in which the Rent Commencement Date falls on the basis of the Base Rent of $13.60 per square foot calculated on a per diem basis.

(b) REIMBURSABLE EXPENSES. Tenant agrees to pay Landlord a portion of certain operating expenses related to the Property described in this Paragraph 4(b) (collectively "Reimbursable Expenses").

Within thirty (30) days after the expiration of the first Lease Year, Landlord shall provide to Tenant an itemization of actual Reimbursable Expenses for the first Lease Year. To the extent any of the Reimbursable Expenses do not reflect the Demised Premises being fully assessed, occupied and/or functioning, Landlord shall stabilize and annualize those Reimbursable Expenses ("Adjusted Reimbursable Expenses") and combine them with the actual Reimbursable Expenses for the other components to arrive at "Base Year Reimbursable Expenses". Thereafter, commencing thirty (30) days after the expiration of the second Lease Year, Landlord shall provide Tenant a written itemization of actual Reimbursable Expenses for the second Lease Year ("Current Year Reimbursable Expenses"). To the extent the Current Year Reimbursable Expenses exceed the Base Year Reimbursable Expenses ("Excess Reimbursable Expenses"), Landlord shall invoice Tenant the amount thereof and Tenant shall remit payment to Landlord therefor within thirty (30) days after the receipt of said invoice. In the event the Current Year Reimbursable Expenses are less than the Base Year Reimbursable Expenses, Tenant shall not be entitled to any rebate thereof. Annually, after the expiration of each Lease Year thereafter, Landlord shall similarly provide a reconciliation and invoice to Tenant, if appropriate, for Excess Reimbursable Expenses.

Landlord shall keep records showing all Reimbursable Expenses for a period of three (3) years following each Lease Year, and such records shall be made available for inspection by Tenant and/or its agents during ordinary business hours in the city in which the Demised Premises is located. Any dispute with respect to Landlord's calculations of the Reimbursable Expenses shall be resolved by the parties through consultation and good faith within sixty (60) days. However, if the dispute cannot be resolved within such period, the parties shall request an audit of the disputed matter from an independent, certified public accountant selected by both Landlord and Tenant, whose decision shall be based on generally accepted accounting principles consistently applied and shall be final and binding on the parties. If there is a variance of five percent (5%) or more between said decision and the Landlord's determination of Reimbursable Expenses, Landlord shall pay the costs of said audit and shall credit any overpayment toward the next Base Rent payment falling due or pay such overpayment to Tenant within thirty (30) days. If the variance is less than five percent (5%), Tenant shall pay the cost of said audit and shall receive a credit for any overpayment.

Reimbursable Expenses shall include the following:

(1) Landscaping and Lawn Maintenance;

(2) All services, supplies, repairs, inspections or other expenses for maintaining the interior and exterior of the Building, parking areas, walkways and other Improvements constructed by Landlord, and including, but not limited to, the replacement of light bulbs within Landlord installed fixtures, exterior window washing twice per year, repairs and maintenance due to normal wear and tear, but specifically excluding

● janitorial services (such as carpet, floor and window cleaning),

● consumables excluding light bulbs (such as paper towels and toilet paper), and

● damage caused by Tenant, its agents, employees, contractors and invitees not constituting normal wear and tear, and

● HVAC Expenses (as defined in Paragraph 4(c)), except as otherwise stated in Paragraph 4(c);

(3) Water, sewer and refuse (which includes only an eight yard dumpster with no more than three-times-per-week pick up) for the Demised Premises;

(4) The costs of any other repairs that are not "Capital Improvements" (as hereinafter defined). "Capital Improvements" are defined as roof and foundation repairs/replacements, structural wall repairs/replacements, and the replacement of any non-HVAC mechanical, utility or electrical systems servicing the Property;

(5) Journal Center Assessments; and

(6) A property management fee equal to three percent (3%) of the Base Rent less the Reimbursable Expenses, plus New Mexico gross receipts tax on such management fee.

(c) HVAC. Landlord shall be responsible for all maintenance, repair and/or replacement of the heating, ventilating and air conditioning systems servicing the Demised Premises during the Term ("HVAC Expenses"). Landlord shall invoice Tenant annually, within thirty (30) days after the expiration of each Lease Year, the costs of HVAC Expenses to the extent the HVAC Expenses exceed $.25 per square foot of Tenant's Rentable Area per Lease Year ("HVAC Expense Stop"), which Tenant shall reimburse Landlord within thirty (30) days of billing therefor ("Excess HVAC Expenses"). Provided however, to the extent any single HVAC Expense for repair and/or replacement of the system, either partially or completely, exceeds $3,500.00, said amount shall be amortized on a straight line basis over the useful life of such repair or replacement and the amortized annual amount thereof shall, together with all other HVAC Expenses for said Lease Year, be combined and to the extent said HVAC Expenses exceed the HVAC Expense Stop, the excess shall constitute Excess HVAC Expenses and be included within Reimbursable Expenses for said Lease Year. Landlord will not charge for any HVAC usage, and Tenant may set its own hours of operation. Landlord guarantees that the Demised Premises will have cooling capacity to provide an even temperature of not more than 74 degrees F when outside temperature is 100 degrees F, and 70 degrees F when outside temperature is 13 degrees F.

(d) EXCLUSIONS FROM REIMBURSABLE EXPENSES. For purposes of calculating Reimbursable Expenses, the following items are specifically excluded:

(1) depreciation on the Building;

(2) expenses for any Capital Improvements;

(3) expenses for which the Landlord is reimbursed or indemnified (either by an insurer, condemnor, Tenant or otherwise);

(4) expenses incurred in leasing or procuring new tenants (including, without limitation, lease commissions, advertising expenses, space planning costs and expenses of renovating space for new tenants);

(5) legal, engineering or architectural expenses arising out of the construction, operation, use, occupation or maintenance of the Property or the enforcement of the provisions of any agreements affecting the Property;

(6) interest or amortization payments on any mortgage or mortgages, and rental under any ground or underlying lease or leases related to the Property;

(7) wages, salaries or other compensation or benefits paid to any executive employees above the grade of building manager; wages, salaries or other compensation paid for clerks or attendants in concessions or newsstands operated by the Landlord; and fees, wages, salaries and other compensation to the extent allocable to services not rendered directly in connection with the operation or maintenance of the Property;

(8) the cost of any work or service performed for or facilities or utilities furnished to the Tenant or other tenants at that party's cost;

(8A) expenses in connection with maintaining and operating any Covered Parking,

including any normal wear and tear but excluding any negligent or intentional acts of Tenant, its agents, guests, invitees or employees;

(9) the cost of correcting defects (latent or otherwise) in the construction of the Improvements, except that conditions (not occasioned by construction defects) resulting from ordinary wear and tear shall not be deemed defects, or of bringing the Property into compliance with the law, as qualified by Paragraph 8;

(10) the cost of installing, operating and maintaining a specialty improvement, including, without limitation, an observatory, broadcasting, cafeteria or dining facility, or athletic, luncheon or recreational club;

(11) any cost or expense representing an amount paid to a related corporation which is in excess of the amount which would be paid in the absence of such relationship, and the cost of signs in or on the Building identifying Landlord or any tenant of the Building;

(12) dues and/or subscriptions;

(13) travel and/or entertainment;

(14) recruitment and interview;

(15) interest, fines or penalties;

(16) expenses resulting directly or indirectly from the negligence or willful misconduct of Landlord or its agents, employees or contractors;

(17) any bad debts loss, rent loss, or reserves for bad debts or rent loss;

(18) costs associated with the operation of the business of the person or entity which constitutes Landlord (as the same are distinguished from the costs of operation of the Property), including costs of Landlord's general corporate overhead and general administrative expenses;

(19) costs (including without limitation permit, license and inspection costs) incurred in connection with tenant improvement work performed by Landlord for its tenants (or in vacant rentable space) in the Building ERR

(20) repairs or replacements covered by warranties or guaranties;

(21) salaries or service personnel (including the property manager) to the extent that such service personnel perform services other than in connection with the management, operation, repair or maintenance of the Property;

(22) damage and repairs attributable to condemnation;

(23) any sale, syndication, financing or refinancing costs and expenses, including, but not limited to, interest or amortization on debt and rent under any ground or underlying lease;

(24) costs of changes that are required by law or governmental authorities because of any act or failure to act by Landlord, its agents, servants or contractors, including, without limitation, alterations required in connection with the grant of any permit or approval to Landlord;

(25) contributions to employee pension plans;

(26) management office rental or any amount attributable thereto;

(27) any category of Reimbursable Expense which is not included in the Base Year Reimbursable Expenses and HVAC Expenses, unless approved in advance by Tenant;

(28) tax penalties incurred as a result of Landlord's negligence or its inability or unwillingness to make payments when due, except to the extent said failure is due to Tenant's default under the terms of this Lease;

(29) costs incurred by the Landlord due to the violation by Landlord or any other tenant of the terms and conditions of any lease of space in the Building;

(30) rentals or other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature;

(31) under no circumstances shall Landlord collect in excess of 100% of all Landlord's Reimbursable Expenses, or recover, through said expenses, any item of cost more than once; nor shall Landlord include in Reimbursable Expenses any costs in excess of those that would be reasonably incurred by prudent operators and managers of similar buildings in the area. Reimbursable Expenses shall be reduced by the amount of any reimbursement, recoupment, payment, discount, credit, reduction, allowance, or the like received or receivable by Landlord that is allocable to any Reimbursable Expenses;

(32) acquisition costs of sculpture, paintings or works or art, and

(33) reserve accounts of all types.

(e) SECURITY DEPOSIT. Tenant shall not be required to provide a deposit or advance rent at the time of the execution of this Lease, or prior to the Rent Commencement Date. However, Landlord shall have the right to require Tenant to pay a deposit equal to the Base Rent due the last month of the Term, being the month of the Initial Expiration Date, Early Termination Date or last day of the final Extended Term for which Tenant has exercised its option, whichever is applicable ("Security Deposit"). Landlord shall provide written notice demanding the payment of the Security Deposit given not earlier than seven (7) months prior to the expiration of the Term, and Tenant shall have thirty (30) days after the receipt thereof to pay the Security Deposit to Landlord. The Security Deposit shall be placed by Landlord in a federally insured interest bearing account under Tenant's federal tax id. no. 85-0359415. Interest shall accrue to the benefit of Tenant. The Security Deposit shall be held and applied by Landlord as security for the full and timely performance and observance of any and all of the terms and conditions of this Lease on Tenant's part to be performed and observed. Landlord in its discretion and from time to time and at any time shall be entitled to apply any portion or all of the Security Deposit to reimbursement or satisfaction of any and all defaults by Tenant of its obligations under this Lease and/or any and all damages, losses, attorneys' fees, costs or expenses of Landlord resulting therefrom, including those not remedied by Tenant within the period, if any, expressly provided for in this Lease for such remedial action. Upon Landlord giving Tenant notice of any such application of the Security Deposit, Tenant shall, within ten (10) days thereafter, pay to Landlord a sum sufficient to restore the amount of such Security Deposit to the total, including interest expended by Landlord therefrom. Within thirty (30) days following expiration of the Term (except as otherwise provided by law), Landlord shall refund to Tenant any balance of the Security Deposit, including interest earned thereon, which has not been applied to reimbursement or satisfaction of the foregoing items, and Landlord shall have no further liability with respect to the Security Deposit.

If Landlord shall cease to be the Landlord of the Property, Landlord shall deliver the balance of the Security Deposit then on deposit with Landlord to its successor-in-interest to the Property; and upon such delivery and written notice to Tenant giving the name and mailing address of such successor-in-interest, and the written assumption by such successor-in-interest of the Landlord's obligations under this Lease, including those contained in this Paragraph 4(e), Landlord shall have no further liability with respect to the Security Deposit.

5. LATE PAYMENT PENALTY; DEFAULT INTEREST

(a) LATE PAYMENT PENALTY. Tenant hereby acknowledges that late payment to Landlord of Base Rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. If any Base Rent or other sums due from Tenant is not received by Landlord or Landlord's designated agent within ten (10) days after its due date for any first late payment within a Lease Year and within five (5) days after its due date for any subsequent late payment within a Lease Year, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount, plus any reasonable attorney's fees incurred by Landlord by reason of Tenant's failure to pay Base Rent and/or any other charges when due hereunder ("Late Payment Penalty"). The parties hereby agree that the Late Payment Penalty represents a fair and reasonable estimate of the costs that Landlord will incur by reason of Tenant's late payment. Landlord's acceptance of a payment without the Late Payment Penalty or acceptance of a payment with the Late Payment Penalty shall not constitute a waiver of Tenant's default with respect to such overdue amount or prevent Landlord from exercising any of the other rights and remedies granted hereunder.

(b) DEFAULT INTEREST. Any amounts expended by Landlord on Tenant's behalf for which Tenant is liable under this Lease, after applicable cure periods, shall bear interest at the Prime Rate, as published from time to time under the heading "Money Rates" in The Wall Street Journal, plus four percent (4%) until repaid ("Default Interest Rate").

6. LANDLORD AND TENANT IMPROVEMENTS

Landlord shall use GA Brunacini Construction Co., Inc., a New Mexico corporation ("Brunacini Construction") as the general contractor for the construction of the Improvements. The parties have agreed upon a preliminary site plan and building plan for the Landlord Improvements which is attached as Exhibit "D". Landlord and Tenant have agreed that Landlord will employ Claudio Vigil as the architect for the Improvements.

(a) Landlord shall submit plans and specifications for the Landlord Improvements ("LI Plans") to Tenant for approval not later than August 15, 2004 and the LI Plans shall be approved ("Final LI Plans") not later than September 1, 2004.

(b) Based upon Tenant's conceptual plan, Landlord shall provide Tenant an initial space plan for the Tenant interior improvements ("Space Plan"), and Landlord and Tenant shall have until August 1, 2004 to finalize the Space Plan ("Final Space Plan"). Landlord shall provide Tenant, for approval, the plans and specifications for the Tenant Improvements ("TI Plans"), not later than September 1, 2004, or one (1) month after finalizing the Space Plan, whichever is later. Thereafter, the parties shall finalize the TI Plans ("Final TI Plans") not later than September 15, 2004 or fifteen (15) days after submission thereof to Tenant.

(c) The parties acknowledge and agree that for purposes of reviewing and approving the Space Plan, LI Plans and TI Plans, each party shall respond within five (5) business days after the receipt of documents related thereto, either approving or disapproving said documents.

(d) Landlord shall provide Tenant an allowance of $35.00 per square foot of Tenant's Rentable Area for the construction of the Improvements depicted on the Final TI Plans, moving expenses and furniture acquisition ("Tenant Allowance"). The calculation of the construction costs within the Tenant Improvements reflected on the Final TI Plans shall be at Brunacini Construction's construction cost plus seven percent (7%). If Brunacini Construction self performs any Tenant Improvements, if requested by Tenant, Landlord shall provide Tenant two (2) competitive bids therefor, and the self- performed work shall be done by Brunacini Construction at a cost no greater than the lowest responsive bid. All cost information related to the Tenant Improvements shall be open book, and Tenant shall have the right to review all pricing at all reasonable times upon advance notice to Landlord. Any changes requested by either party to the Final Space Plan, Final LI Plans and Final TI Plans shall be evidenced by a written "Change Order" executed by both Landlord and Tenant reflecting the additional cost or reduced cost, the party requesting the Change Order, and any additional delay in the Commencement Date related to said Change Orders.

(e) Up to $15.00 per square foot of Tenant's Rentable Area of the Tenant Allowance may be used by Tenant to offset costs associated with Tenant's move to the Demised Premises, including, but not limited to, telephone, data system and wiring installation, direct costs of the physical move, any furniture and cubical procurement, security system purchase and/or set up, any equipment set up costs, and any other reasonable expense related to the move ("Moving Allowance"). The parties acknowledge and agree that not more than $2.00 per square foot of Tenant's Rentable Area of the Moving Allowance may be utilized for direct moving related costs ("Direct Moving Costs"). The unpaid invoices for expenses for the Direct Moving Costs may be submitted by Tenant to Landlord, and Landlord shall pay said invoices up to a total of $2.00 per square foot of Tenant's Rentable Area directly to the vendor(s). The parties further acknowledge and agree that any portion of the Moving Allowance actually used by Tenant that exceeds $5 per square foot of the Tenant's Rentable Area shall be used solely to purchase furniture for the Demised Premises. The balance of the Moving Allowance including the portion for "Landlord Financed Furniture" shall be reimbursed within thirty (30) days to Tenant upon presentment to Landlord of paid invoices for the allowable expenses, or alternatively, shall be purchased directly by Landlord at the request of Tenant to satisfy requirements of the IRB(s). Tenant shall have the right to utilize all or any portion of the Moving Allowance for the purchase of furniture ("Landlord Financed Furniture"). The Landlord Financed Furniture shall remain at the Demised Premises and shall be for the exclusive use of Tenant, its employees and invitees during the Term, and Tenant shall be responsible for all maintenance, repair and replacement of the Landlord Financed Furniture, normal wear and tear excepted. The Landlord Financed Furniture shall be the property of Landlord, shall be returned to Landlord at the expiration of the Term, and Landlord shall have the benefit of all depreciation related thereto. The parties acknowledge and agree that any and all equipment, fixtures, furniture or other improvements purchased with the Tenant Allowance and Extra Tenant Allowance or Expansion Allowance shall remain at the Property upon termination of the Lease; and, Tenant shall have no ownership interest in such equipment, fixtures, furniture or other improvements. Landlord and Tenant shall execute an inventory, attached hereto as Exhibit "G", listing and describing all Landlord Financed Furniture, as well as describing the installation and wiring of telephone and data systems.

(f) Tenant shall have the right to an additional allowance for Tenant Improvements of $5.00 per square foot of Tenant's Rentable Area (the "Extra Tenant Allowance") by providing a written request therefor, to Landlord not later than the Commencement Date. The Extra Tenant Allowance may only be used for actual Tenant Improvements and Landlord Financed Furniture, and not any other items included within the "Moving Allowance" as hereinafter defined. Any portion of the Extra Tenant Allowance utilized by Tenant will be amortized over ten (10) years from the Rent Commencement Date at seven percent (7%) per annum and shall be added to the Base Rent.

(g) The parties acknowledge and agree that the LI Plans shall provide for a single electrical utility feed for the main electrical service to the Building. Tenant, at Tenant's sole cost and expense, may add an additional utility feed to the Building and upgrade the utility service.

(h) The Final LI Plans shall provide for two (2) conduits from the Building's telecommunications room to the lot line of the Land to be mutually agreed upon by Landlord and Tenant. Tenant, at Tenant's sole cost and expense, shall pay for pulling all wiring or cabling to the Building and within the Building's chases and ducts. Landlord represents that there currently exist telephone lines and fiber optic at the boundary of the Property to the best of Landlord's actual knowledge. Landlord will responsible for bringing telephone lines and fiber optic to the boundary of the Property.

(i) Landlord shall install, as part of the Landlord Improvements, a security system which shall include card access swipe cards for all of Tenant's employees at each entrance to the Building ("Security System"). An allowance for the Security System totaling $10,000.00 shall be included in the Landlord Improvements. To the extent the cost of the Security System exceeds $10,000.00, Tenant shall pay said costs from the Tenant Allowance, Extra Tenant Allowance or as mutually agreed by Landlord and Tenant. All repair and replacement of the Security System, after initial installation, shall be a Tenant Expense.

(j) Landlord shall install signs ("Signs") requested by Tenant on the Building and monument on the Land which conform with all governmental requirements, the Journal Center Covenants and which have been approved in writing by Landlord. Landlord and Tenant shall agree upon the location, size and design of each of the Signs, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant's name shall be included on the Building directory in the lobby, per Tenant's standards, including the names of all executives, departments and managers of Tenant. An allowance for the initial Signs, including the Building directory, has been included in the Landlord Improvements totaling $5,000.00 ("Sign Allowance"). To the extent the cost of the Signs exceeds $5,000.00, Tenant shall pay said costs form the Tenant Allowance, Extra Tenant Allowance or as mutually agreed by Landlord and Tenant. All repair and replacement of the Signs, after initial installation, shall be a Reimbursable Expense.

(k) The parties acknowledge and agree that parking facilities for the Demised Premises shall be at a ratio of four (4) spaces per 1,000 square feet of Tenant's Rentable Area, as may contract or expand pursuant to the terms of this Lease. Landlord and Tenant shall agree upon covered parking for the benefit of Tenant and subject to Journal Center Covenants ("Covered Parking") and which shall be included in the Final LI Plans. The use of the Covered Parking shall be billed to Tenant as additional rent at the rate of $25.00 per parking space per month for the Initial Term as follows:

      Tenant shall guarantee to Landlord payment of additional rent for twelve (12) Covered Parking spaces for the Initial Term and all Extended Terms exercised by Tenant.

(2) Landlord and Tenant shall negotiate the use and additional rent for any additional Covered Parking spaces.

Additional rent for the Covered Parking during any Extended Term shall be offered at the rate of ninety-five percent (95%) of the going market rate for comparable covered parking at the commencement of each Extended Term, for which the option was exercised by Tenant, provided however, that any additional rent for Covered Parking shall not be less than $25.00 per month per space.

(l) Landlord agrees to use its best efforts in conjunction with Tenant to have the public street accessing the Property to be named "SBS Technologies Drive".

(m) Except as otherwise specifically provided to the contrary in this Lease, Substantial Completion of the Improvements and delivery of possession of the Property to Tenant shall occur not later than May 1, 2005. For purposes of this Lease, "Substantial Completion" shall mean: (i) the Improvements are complete in accordance with the Final LI Plans and Final TI Plans (as the same may be amended by mutually agreed upon Change Orders) and all of the Demised Premises' heating, ventilating, air-conditioning, plumbing, life- safety, mechanical and electrical systems are fully operational (except minor punch list items) such that Tenant can conduct normal business operations from the Demised Premises; (ii) a certificate of occupancy (or its equivalent) has been obtained for the Demised Premises from applicable governmental authorities; (iii) all exterior and common areas, including, without limitation all parking facilities, access roads, curbs, curb cuts, sidewalks, landscaping, irrigation, and related facilities are complete (subject only to minor punch-list type items which do not materially impair use and enjoyment); and (iv) the Demised Premises are broom clean and vacant. The completed installation of Landlord Financed Furniture or other furniture purchased by Tenant shall not be required for Substantial Completion of the initial Landlord Improvements and Tenant Improvements. Furthermore, the denial or delay of a certificate of occupancy (or its equivalent) due to the lack of the completion of furniture installation shall not delay the Commencement Date. Landlord shall provide Tenant written notice of the proposed Commencement Date not less than thirty (30) days prior thereto. Within ten (10) days prior to the proposed Commencement Date, Landlord, Brunacini Construction and Tenant shall inspect the Property and complete a punch list of unfinished items of the Improvements (the "Punch List"). All items on the Punch List shall be completed by Landlord within thirty (30) days, except those items which cannot reasonably be completed within said time period, but which items shall be completed as soon as reasonably possible. Within thirty (30) days after the Commencement Date, Tenant shall add to the Punch List additional items requiring correction, which Landlord shall complete within thirty (30) days, or as soon thereafter as reasonably practicable.

(n) Landlord shall cause all Improvements to be constructed in a good and workmanlike manner, consistent in all material respects with the Final Ll Plans and the Final TI Plans, using only new materials of appropriate grade. Landlord, through Brunacini Construction, shall and does hereby agree to warrant the materials, equipment and workmanship of the Improvements, and Landlord shall repair or replace all materials, equipment and workmanship related thereto found to be defective within one (1) year following the Commencement Date or such longer period, to the extent there are latent defects or defects that are not readily apparent by visual inspection and not discovered prior to the first anniversary of the Commencement Date. Tenant shall provide written notice to Landlord of any patent or readily apparent defects within said one (1) year anniversary of the Commencement Date, or be deemed to have waived the provisions of this subparagraph as to said defects.

(o) If the Final Space Plan, Final LI Plans or Final TI Plans are not approved by Landlord and Tenant on or before the dates established in this Paragraph 6, the Commencement Date (as said date may be extended by Change Orders) shall be extended one (1) day for each day after said deadline(s) until each final approval is reached.

(p) Tenant shall not have the right to enter the Demised Premises for purposes of preparing the same for occupancy prior to the Commencement Date, without the prior written consent of Landlord. Additionally, if Landlord and Tenant agree to permit Tenant to have access for said purposes, any such use shall not unreasonably interfere with the construction of the Improvements and Tenant shall provide all liability insurance required by Paragraph 14 hereinafter.

7. INDUSTRIAL REVENUE BONDS

Landlord, with the assistance of Tenant, shall seek industrial revenue bonds ("IRB(s)") in connection with the Property. Tenant has retained bond counsel in connection with such IRBs, and such counsel will also represent Landlord. Tenant agrees to pay all costs of the bond counsel in connection with the IRB(s) and all other third party expenses, including costs imposed by Bernalillo County, the fees of legal counsel for Bernalillo County and the costs of the bank depository in connection with issuance of the IRB(s). In addition, Tenant shall reimburse Landlord for all reasonable legal expenses incurred by Landlord, such as any necessary corporate counsel opinions on behalf of Landlord, in connection with the IRB(s). Landlord and Tenant shall cooperate in all aspects of the IRB(s). Any tax benefits accruing for personal property and any real property tax benefits during the term of this Lease shall be for the sole benefit of Tenant. In the event the Lease is terminated for any reason, Tenant shall pay all termination fees, penalties or other out of pocket expenses associated with IRB(s) incurred by Landlord as a result of the termination. Tenant shall defend, indemnify and hold Landlord harmless from any such expenses.

8. REQUIREMENTS OF LAW

Tenant shall promptly comply with all statutes, ordinances, rules, orders, regulations, and requirements of the federal, state and municipal governments and of any and all of their departments and bureaus, including without limitation environmental requirements (collectively called "governmental requirements") which are applicable to the use by Tenant of the Demised Premises, or Tenant's business and operations within the Demised Premises during the Term. Landlord shall, at its sole expense, comply with any governmental requirements enacted after the Commencement Date requiring alteration of any portion of the Property required to be maintained by Landlord pursuant to this Lease, unless such alterations are required solely because of the nature of Tenant's business and activities on the Property, rather than by virtue of ownership of the Property. Tenant shall, at its sole expense, comply with any such governmental requirements which require (i) alterations of any portion of the Demised Premises required to be maintained by Tenant hereunder and (ii) alterations of any portion of the Demised Premises required to be maintained by Landlord which are required solely because of the nature of Tenant's business and activities thereon; provided however, if such repairs by Tenant have a depreciable life in excess of the balance of the Term (including the Extended Terms) pursuant to Internal Revenue Service depreciation schedules in effect at the time of such repairs, or other nationally recognized depreciation schedules, Landlord shall reimburse Tenant upon demand for the portion of the cost of such repairs attributable to the period of time after the Term (including Extended Terms) expires. Either party may elect, by notifying the other party of such election, to terminate this Lease in the event the cost of any repairs required to be made by the electing party pursuant to governmental requirements enacted after the Commencement Date exceeds twenty- five percent (25%) of the Base Rent paid by Tenant for the immediately prior Lease Year. This Lease shall terminate upon the date of such election unless the non-electing party notifies the electing party within thirty (30) days of such election, of its intent to pay such excess to make the required repairs on behalf of the electing party, whereupon the termination election shall be null and void, this Lease shall remain in full force and effect, and the non-electing party shall pay the excess amount for such required alterations pursuant to the governmental requirements. In the event either party, after the time required to remedy defaults under this Lease, shall fail or neglect to comply with the governmental requirements set forth in this Paragraph 8, or any of them, and required to be complied with by that party, then the other party or its agents may, by entry if required, comply with any and all of the governmental requirements at the risk and expense of the defaulting party, and recover such expense from the defaulting party; with any sums owing by Tenant to be added to the next monthly installment of Base Rent and to be collectible as Base Rent, and any sums owing by Landlord to be deductible from Base Rent or other sums otherwise payable by Tenant to Landlord.

9. REPAIRS; TOUCH UP ALLOWANCE

(a) Except as provided specifically elsewhere in this Lease, Landlord shall maintain and repair the interior and exterior of the Building and the fixtures therein, including but not limited to HVAC, plumbing and electrical fixtures and systems, subject to reimbursement provided for in Paragraph 4 above. Landlord shall also maintain and repair any additions to the Demised Premises made by Tenant and approved by Landlord and shall replace glass broken during the Term, unless breakage is caused by Tenant, its employees, agents, representatives, contractors and invitees. Tenant shall not clog any plumbing, sewers, waste pipes, drains or water closets used by Tenant. Tenant, at Tenant's sole cost and expense, shall repair and replace all damage to the Demised Premises and all Improvements, caused by the negligent or intentional acts or omissions of Tenant, its employees, agents, representatives, contractors or invitees. If, within thirty (30) days after written notice by Landlord, Tenant fails to provide any of the maintenance or repairs required of Tenant and fails to complete the same with reasonable diligence, then Landlord may provide such repairs or maintenance for the account of Tenant and the costs thereof shall be added to the next monthly installment of Base Rent payable hereunder and shall be collectible as Base Rent.

(b) During the Term, Landlord shall be responsible for Capital Improvements and for all other maintenance, repairs and replacements to the Property and all Improvements (in the latter case, only if constructed by Landlord), and damage due to fire or casualty, to the extent this Lease requires Landlord to insure against such fire or casualty. All repairs and maintenance to be made by Landlord shall be at Landlord's risk and expense.

(c) Landlord shall not be liable for any damage or injury to the person, business (or any loss of income therefrom), goods, wares, merchandise or other property of Tenant, Tenant's employees, invitees, customers or any other person in or about the Demised Premises, whether such damage or injury is caused by or results from:

(i) Fire, steam, electricity, water, gas or rain;

(ii) The breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures;

(iii) Conditions arising in or about the Demised Premises or upon other portions of the Building and Land or from other sources or places, not caused by or resulting from Landlord's breach of the Lease; or

(iv) In the event Tenant elects to exercise its right of contraction only, any act or omission of any other tenant of any portion of the Building.

Landlord shall not be liable for any such damage or injury even though the cause of or means of repairing such damage or injury are not accessible to Tenant. The provisions of this subparagraph, however, shall not exempt Landlord from liability for Landlord's negligence or willful misconduct.

(d) In the event Landlord fails to provide any of the maintenance or repairs required of Landlord pursuant to the terms of this Lease within thirty (30) days after Landlord's receipt of written notice thereof from Tenant (or such lesser time period as is reasonable in the event of an emergency), Tenant shall have the right to undertake said maintenance or repairs and offset the costs thereof against rent and other amounts due under the terms of this Lease. In the event the maintenance or repairs required of Landlord cannot reasonably be completed within thirty (30) days, and Landlord commences the maintenance or repairs within said thirty (30) days, and thereafter diligently pursues the maintenance or repairs to completion, Landlord shall not be in default under the terms of this subparagraph.

(e) TOUCH UP ALLOWANCE. During the sixth (6th) Lease Year, Landlord shall provide Tenant an allowance of $1.00 per square foot of Tenant's Rentable Area for repainting or other fix-up expenses (collectively "Fix-Up") incurred by Tenant during said Lease Year ("Touch Up Allowance"). Tenant shall provide written notice to Landlord of requested Fix-Up and Landlord shall perform said Fix-Up for a cost calculated on the same basis as the formula for the Tenant Improvements. To the extent the expenses for the Fix-Up exceed the Touch Up Allowance, Landlord and Tenant shall mutually agree upon payment therefor.

10. UTILITIES; JANITORIAL; TAXES

(a) Tenant shall pay directly when billed all charges for gas, electricity, janitorial, security/fire alarm monitoring, telephone, including two (2) dedicated phone lines for security/fire and other utilities and services not constituting Reimbursable Expenses used in connection with the Demised Premises during the Term. Landlord agrees to pay the water, refuse and sewer charges, and Tenant shall reimburse Landlord therefor as provided for in Paragraph 4 of this Lease.

(b) Landlord shall bear the cost of and pay when due and in time to take advantage of all discount allowances if any, otherwise before any of the same shall be in default or carry interest or penalties for late payment, all real estate taxes (collectively "real estate taxes") assessed against the Property. Tenant shall reimburse and pay Landlord for such actual real estate taxes or payments in lieu thereof required in connection with any IRB(s). If any tax (gross receipts or otherwise, but not including Landlord's income taxes) on rents is imposed by governmental authorities in lieu of or in addition to real estate taxes, Tenant shall reimburse Landlord the amount thereof within fifteen (15) days after receipt of an invoice therefor from Landlord. Any reduction in real estate taxes arising through the issuance of industrial revenue bonds shall reduce dollar-for-dollar Tenant's obligation under this Paragraph 10(b).

Except as specifically provided in this Lease, Landlord shall bear the cost of and pay when due all assessments against the Property for municipal or public improvements and service facilities.

(1) Tenant shall have the right, in good faith, by appropriate proceedings, to contest any assessment or reassessment, or the real estate taxes, or the validity of either, or of any increase in the assessment, or the rate, as permitted by law, and Tenant shall provide written notice thereof to Landlord coincident with providing notice to the governmental authority.

(2) Landlord shall, within five (5) days after receiving any assessment notice or tax bill related to the real estate taxes provide Tenant written notice thereof.

(3) In any contest of the real estate taxes, Tenant is authorized to act in its own name and in the name of Landlord, if legally necessary or desirable to use Landlord's name, and Landlord agrees that it will, at Tenant's request, provided it is not put to any expense thereby, cooperate with Tenant in any way Tenant may reasonably require in connection with such contest.

(4) Any contest conducted by Tenant hereunder shall be at Tenant's expense and in the event any penalties, interest or late charges become payable with respect to the real estate taxes as the result of such contest, Tenant shall pay same.

(5) Tenant shall pay to Landlord monthly with Base Rent, one-twelfth (1/12th) of the estimated real estate taxes, and Landlord shall remit said amounts to the First Mortgagee. Within two (2) months following the close of each calendar year, Landlord shall provide Tenant an accounting showing the actual real estate taxes paid by Landlord related to the Property and the estimated amount paid by Tenant. In the event the accounting shows the total of the monthly payments made by Tenant were less than the amount of the actual real estate taxes due from Tenant under this subparagraph, the accounting shall be accompanied by an invoice for the additional real estate taxes due. In the event the accounting shows the total of the monthly payments for estimated real estate taxes made by Tenant exceeds the amount of actual real estate taxes due from Tenant under this subparagraph, Landlord shall provide a credit to Tenant for said amount against the Base Rent and other amounts next falling due from Tenant. In addition to the accounting provided for above, Landlord shall provide Tenant with a new monthly estimated amount for real estate taxes for the current calendar year.

11. ALTERATIONS BY TENANT; ROOF;GENERATOR

(a) ALTERATIONS BY TENANT. After the completion of the Landlord Improvements and Tenant Improvements, Tenant shall not make any alterations, additions or improvements, which shall not include the purchase and installation of any modular furniture or any relocation of existing modular furniture within the Demised Premises ("Tenant Requested Alterations"), costing over $10,000.00 per improvement project, to the Demised Premises without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Tenant may, with prior notice to Landlord, at its own cost and expense and in a good and workmanlike manner, make such minor alterations, additions or improvements or erect, remove or alter such partitions, or erect such shelves, bins, machinery, racks and trade fixtures it may deem advisable, without altering the basic character of the Building or Improvements and without overloading or damaging the Building or Improvements, and in each case complying with all applicable governmental laws, ordinances, regulations, and other requirements. Tenant shall be responsible for maintaining all such minor alterations, additions or Improvements. Upon the expiration or earlier termination of this Lease, unless otherwise agreed upon in writing by the parties, Tenant shall restore the Demised Premises to its original condition, ordinary wear and tear excepted, and with all Landlord Financed Furniture left in its then condition, except negligent or intentional damage thereto which shall be repaired or replaced by Tenant. Notwithstanding anything aforesaid, Tenant shall have the right to install and remove from time to time and at the expiration or earlier termination of this Lease, whether the same be attached to the Demised Premises or otherwise, Tenant's trade fixtures, equipment and other personal property, to include, without limitation, moveable office partitions, and furniture, as well as any machinery and equipment belonging to Tenant ("Tenant FF&E") provided however, if any portion of the Demised Premises maintained by Landlord will be damaged by the installation or use of the Tenant FF&E, Tenant shall have Landlord install and remove same, at Tenant's sole cost and expense, which expense shall include repairing any damage to the Demised Premises. Tenant shall also, at Tenant's sole cost and expense, repair any other damage caused to the Demised Premises by Tenant in removing Tenant's FF& E.

(b) ROOF. Tenant shall have the right, at Tenant's sole cost and expense, to install antennas, satellite dishes and other communications facilities, for Tenant's use only, on the roof of the Building, subject to conformance with all governmental requirements, Journal Center Covenants and the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord and Tenant shall mutually agree on the installation, maintenance and removal of any such communications facilities to avoid damage to the roof or invalidation of any warranties related to the roof. Tenant shall not be charged any additional Base Rent or other fees for use of the roof for communications facilities approved pursuant to the terms of this subparagraph. Notwithstanding anything to the contrary in this Lease, such communications facilities may be removed at Tenant's election at the expiration of the Term and Tenant shall repair all damage to the roof caused by such removal. Notwithstanding any of the provisions of this Lease, Landlord shall have the right to install antennas, satellite dishes, and other communications facilities, or otherwise utilize the roof in any manner permitted by law and Journal Center Covenants provided the same do not interfere with the functioning of Tenant's rooftop facilities.

(c) GENERATOR. Tenant, at Tenant's sole cost and expense, which may be used from the Tenant Allowance or the Additional Tenant Allowance, shall have the right to install a back-up generator adjacent to the Building on the pad site with the natural gas stub-out which is installed by Landlord as a part of the Landlord Improvements. Tenant, at Tenant's sole cost and expense, shall be responsible for all maintenance, repair and replacement of the generator and shall comply with all applicable governmental requirements and the Journal Center Covenants related thereto. No additional Base Rent or other fees shall be charged to Tenant for the use of the generator pad or any generator approved pursuant to the terms of this subparagraph. Notwithstanding anything to the contrary in this Lease, such generator, if not purchased with the Tenant Allowance or Additional Tenant Allowance, may be removed at Tenant's election at the expiration of this Lease.

12. LANDLORD'S RIGHT OF ACCESS

Landlord, its agents, servants and employees shall have the right to enter the Demised Premises during business hours (or any time in the event of an emergency after such notice, if any, as is feasible under the circumstances), with reasonable frequency, upon reasonable notice to Tenant and in the presence of Tenant's personnel (except in the event of an emergency) for the purpose of inspecting the same to ascertain whether Tenant is performing the covenants of this Lease, and during business hours or otherwise in the event of need, under special arrangements with Tenant, for the purpose of making required repairs, alterations, improvements or additions, and Landlord shall be allowed to take all materials into and upon the Demised Premises that may be required therefor without the same constituting an eviction of Tenant in whole or in part, and, except as otherwise provided herein, the Base Rent shall in no way abate while said repairs are being made by reason of loss or interruption of the business of Tenant because of the prosecution of any such work except to the extent such prosecution renders more than ten percent (10%) of Tenant's Rentable Area unusable for Tenant's normal operations for a period of more than one business day. Landlord agrees to cause as little inconvenience as reasonably possible to Tenant in connection therewith. During the one hundred eighty (180) days preceding the expiration of the Term, Tenant shall permit Landlord or Landlord's agents to show the Demised Premises to prospective tenants with reasonable frequency during business hours upon reasonable notice to Tenant and in the presence of Tenant's personnel and to place and keep in one or more conspicuous places within the parking/landscaped area of the Property, not interfering with Tenant's use of the Property, a sign in the usual form "To Let", and at any time a sign in the usual form "For Sale", which signs Tenant shall permit to remain thereon without molestation.

13. FIRE INSURANCE; DESTRUCTION BY FIRE OR OTHER CAUSES

Landlord shall provide and maintain insurance on the Demised Premises against loss or damage by fire, with extended coverage endorsement. The amount of such insurance shall be equal to the full insurable replacement cost of the Demised Premises and Landlord's Work, as the same shall exist from time to time, or the amount required by Landlord's lender(s). In addition, Landlord shall have the right to maintain loss of rent insurance for up to one year after a casualty loss. Tenant shall reimburse and pay Landlord during the Term, the premiums for such insurance as called for in this Paragraph by paying to Landlord monthly, with Base Rent, one-twelfth of the applicable annual insurance premiums. In the event of a loss covered by insurance, Landlord shall receive and apply all the proceeds thereof to repair the damages. The insurer used by Landlord for the fire and casualty insurance required by this Paragraph shall be duly licensed to transact business in the State of New Mexico and shall maintain during the entire policy term or terms, a "General Policyholder's Rating" of at least A-VII, as set forth in the most current issue of "Best's Insurance Guide." Landlord shall use commercially reasonable efforts to minimize the cost of premiums for the insurance meeting the requirements of this Lease. In the event of damage to or the destruction of the Demised Premises or a portion thereof by fire, or other cause so that the Demised Premises cannot in the fair estimate of either party be restored within one hundred eighty (180) days, either party may terminate this Lease by written notice given within thirty (30) days after the event, and thereafter, neither Landlord nor Tenant shall have any further rights, duties or obligations under this Lease, except as otherwise expressly provided in this Lease, and Base Rents and other sums payable by Tenant for the remainder of the Term shall wholly abate. If the Demised Premises can be restored in said one hundred eighty (180) day period, Landlord will undertake immediately the repair and reconstruction of the Demised Premises at Landlord's expenses and will complete such work with due and reasonable diligence. During the period commencing with the date the damage occurred and ending with the completion of the requisite repairs or restoration and a reasonable period of time for Tenant's move-in, the rent payable hereunder shall fairly abate and the obligation of Tenant to pay the same shall cease to the extent and in the proportion to the area rendered unusable by Tenant in its normal operations by the damage or by the work or restoration and repair.

14. LIABILITY INSURANCE

(a) Tenant shall at all times during the Term of this Lease carry public liability insurance covering the Property which insurance shall insure against liability for personal injury or death and property damage in an amount not less than Two Million Dollars ($2,000,000.00). Landlord shall be named as an additional insured on any such policy and the coverage shall require the insurance company to provide thirty (30) days prior written notice to Landlord of its intent to cancel the policy. In the event Tenant fails to maintain the coverage required by this paragraph, Landlord shall have the right to provide coverage and Tenant shall reimburse Landlord for said expenditure at the time of the next Base Rent payment. The insurance company used by Tenant for the public liability insurance required by this paragraph shall be duly licensed to transact business in the State of New Mexico and shall maintain during the entire policy term or terms, a "General Policyholder's Rating" of at least B+, XII, as set forth in the most current issue of "Best's Insurance Guide", or such other rating as may be required by a lender having a first lien on the Property. A copy of the policy or certificate of insurance shall be delivered to Landlord by Tenant upon request made by Landlord. Notwithstanding anything to the contrary stated in this Lease, any insurance carried or required to be carried by Tenant pursuant to this Lease, at Tenant's option may, be carried under an insurance policy(ies), or pursuant to a master policy of insurance or so-called blanket policy of insurance covering other locations of Tenant or its corporate affiliates, or any combination thereof.

(b) Landlord shall also maintain liability insurance, in addition to, and not in lieu of, the insurance required to be maintained by Tenant. Tenant shall not be named as an additional insured therein. Tenant shall reimburse and pay Landlord during the Term, the premiums for such insurance in the same manner as called for in Paragraph 13.

(c) All insurance which is carried by either party with respect to the Demised Premises, whether or not required, shall include provisions which either designate the other party as one of the insureds or deny to the insurer acquisition by subrogation of rights of recovery against the other party to the extent such rights have been waived by the insured party prior to occurrence of loss or injury, insofar as, and to the extent that such provisions may be effective without making it impossible to obtain insurance coverage from responsible companies qualified to do business in the state in which the Demised Premises are located (even though extra premium may result therefrom). Each party shall be entitled to have duplicates or certificates of any policies containing such provisions. Both parties shall waive their insurers' right of subrogation under all policies maintained hereunder, in favor of the other party, with respects to claims that are covered, or should have been covered by valid and collectible insurance, had such insurance been maintained.

15. EMINENT DOMAIN

If the whole or any part of the Demised Premises or sufficient portion of the Property materially affecting Tenant's use (including any reduction in the parking spaces on the Property below four (4) spaces per 1000 square feet of Tenant's Rentable Area then in effect, plus any additional Tenant's Rentable Area within the Expansion Addition, if such right remains in effect pursuant to Paragraph 1(c)) of the Property shall be taken by lawful authority for any public or a quasi-public use or purpose this Lease shall, as to the part so taken, terminate on the date title shall be acquired by the condemning authority, and the Base Rent and other payments due hereunder shall abate fairly and in proportion to the part so taken and shall entirely abate if the entire Demised Premises is taken. In all cases of a partial taking of the Demised Premises or Property, if Tenant reasonably determines that the Demised Premises after condemnation cannot be used with reasonable efficiency for Tenant's business use, Tenant may, at its election, by delivering written notice within thirty (30) days after Tenant receives notice of the proposed taking, terminate this Lease and vacate the Demised Premises, and in that event, the liability of Tenant for performance of this Lease shall terminate and come to an end and all Base Rent and other payments due hereunder shall abate effective as of the effective date of the taking. Any award or compensation granted in connection with the taking shall be allocated between Landlord and Tenant fairly and equitably and without giving preference to either party, taking into consideration the respective interests of the parties in the Property, the portion or portions of the Property taken, the utility of any remaining premises and the income of the parties therefrom, the extent of abatement of the Base Rent and other payments due hereunder, the period Tenant may continue in possession after the taking and the terms and circumstances of such occupancy, the extent Landlord is deprived of income, the remainder of the Term, the value of Landlord's reversionary interest, the value of Tenant's leasehold interest, the value of the Land taken, the depreciated cost of the Building and Improvements and all other relevant matters; which determination shall be made, if the parties cannot agree, by and in accordance with the procedures of the American Arbitration Association upon application by either party. Any amount due upon any mortgage on the Property shall be charged against and paid out of the share of Landlord in the award. Notwithstanding the aforesaid, any award for the taking of the personal property and fixtures of Tenant and any award for moving expenses, shall belong to and be paid exclusively to Tenant. In the event of a partial taking for which Tenant does not elect to terminate this Lease, rent shall be equitably abated.

16. SUBORDINATION; ESTOPPEL

(a) This Lease and all the rights of Tenant hereunder are and shall be subject and subordinate at all times to the lien or liens of any and all mortgages in any amount or amounts whatsoever placed on the Property, or any portion thereof, either prior or subsequent to the date hereof, provided that each such mortgagee agrees with Tenant by a writing delivered to Tenant, that Tenant shall not be disturbed in possession and this Lease shall remain in full effect as long as Tenant performs its obligations hereunder within applicable grace or cure periods. It shall not be necessary for Tenant to execute any further instrument or act to effectuate such subordination, but Tenant shall execute and deliver upon demand such further instrument or instruments (in form reasonably acceptable to Tenant) evidencing such subordination of this Lease as may be desired by the First Mortgagee or proposed mortgagee, or necessary to effectuate the provisions of this Paragraph, which also contains the above-mentioned non-disturbance provision.

(b) Upon Landlord's written request, Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying: (i) that none of the terms or provisions of this Lease have been changed (or, if they have been changed, stating how they have been changed); (ii) that this Lease has not been canceled or terminated; (iii) the last date of payment of the Base Rent and other charges and the time period covered by such payment; and (iv) that Landlord is not in default under this Lease (or, if Landlord is claimed to be in default, stating why). Tenant shall deliver such statement to Landlord within fifteen (15) days after Landlord's request. Any such statement by Tenant may be given by Landlord to any prospective purchaser or encumbrancer of the Property. Such purchaser or encumbrancer may rely conclusively upon such statement as true and correct. If Tenant does not deliver such statement to Landlord within such fifteen (15) day period, Landlord shall provide Tenant a second, seven (7) day notice. If Tenant does not deliver such statement to Landlord within such seven (7) day period, Landlord and any prospective purchaser or encumbrancer may conclusively presume and rely upon the following facts: (i) that the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (ii) that this Lease has not been canceled or terminated except as otherwise represented by Landlord; (iii) that not more than one (1) month's Base Rent or other charges have been paid in advance; and (iv) that Landlord is not in default under this Lease. In such event, Tenant shall be estopped from denying the truth of such facts.

17. NON-WAIVER OF LANDLORD'S OR TENANT'S RIGHTS

The failure of either Landlord or Tenant to insist upon strict performance of any of the covenants or conditions of this Lease or to exercise any right herein conferred in any one or more instances, shall not be construed as a waiver or relinquishment for the future of any such covenants, conditions or rights, but the same shall be and remain in full force and effect.

18. QUIET ENJOYMENT

Landlord covenants that Tenant on paying the Base Rent and performing the covenants aforesaid within any applicable grace or cure periods shall and may peaceably and quietly have, hold and enjoy the Property for the Term.

19. SURRENDER

Tenant shall quit and surrender the Demised Premises at the expiration of the Term, broom clean and in good order and condition, ordinary wear and use, damage by fire or other casualty and repair and replacement obligations defaulted by Landlord excepted.

20. NOTICES

All notices, approvals and demands permitted or required to be given under this lease shall be in writing and sent by facsimile, overnight courier, or United States Mail. Each such notice, request or other communication shall be considered given and shall be deemed delivered (a) on the date delivered if by personal delivery or courier service; (b) on the date of transmission with confirmed answer back if by telecopier transmitted before 5:00 p.m. local time of addressee on a business day, and on the next business day if transmitted after 5:00 p.m. or on a non-business day; or (c) upon delivery after depositing the notice or demand in the United States mail (certified or registered, postage prepaid), addressed to the Landlord or Tenant respectively at the address set forth herein below.

If to Landlord: Brunacini Development Ltd. Co.

c/o Angelo Brunacini

P.O. Box 6363

Albuquerque, New Mexico 87197

Telephone: (505) 833-2925

Fax: (505) 833-2928

with a copy to: Kenneth A. Hunt, Esq.

Hunt & Davis, P.C.

2632 Mesilla Street, N.E.

Albuquerque, New Mexico 87110

Telephone: (505) 881-3191

Fax: (505) 881-4255

If to Tenant: SBS Technologies, Inc.

Attention: CFO

2400 Louisiana Blvd. NE

AFC Building 5, Suite 600

Albuquerque, NM 87110

Telephone: (505) 875-0600

Fax: (505) 875-0404

with a copy to: SBS Technologies, Inc.

Attention: General Counsel

2400 Louisiana Blvd. NE

AFC Building 5, Suite 600

Albuquerque, NM 87110

Telephone: (505) 875-0600

Fax: (505) 875-0404

After the Rent Commencement Date, notice to Tenant shall also be sent to the Demised Premises.

(b) The person and place to which notice may be given may be changed from time to time by Landlord or Tenant respectively upon written notice to the other, effective five (5) days after delivery of such notice.

21. SUCCESSORS AND ASSIGNS; ENTIRE AGREEMENT

The terms, agreements, covenants and conditions contained in the Lease are binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Lease constitutes the entire understanding between the parties hereto and the parties shall not be bound by any agreements, understandings or conditions respecting the subject matter hereof other than those expressly set forth in this Lease.

22. ASSIGNMENT; SUBLETTING

Tenant and its assignees may assign this Lease or sublet a portion or portions or all of the Property, with Landlord's written consent, which consent shall not be unreasonably delayed, conditioned or withheld. Notwithstanding the foregoing, no consent of Landlord shall be required for: (a) a sale of all of Tenant's assets; (b) an assignment by Tenant to a related entity or an entity controlled by the same principals that control the Tenant; (c) an assignment resulting from a merger or consolidation or conversion of the Tenant's form of business entity into another entity; and (d) a sale of substantially all of the stock (or other equity interest) of the Tenant ("Permitted Transfer(s)"). Each assignee or subtenant shall hold subject to all provisions of this Lease, and no assignment or subletting shall release Tenant from the obligations of this Lease.

23. HOLDOVER

If Tenant shall, without the written consent of Landlord, hold over after the expiration or earlier termination of this Lease, such tenancy shall be deemed a month-to-month tenancy, which tenancy may be terminated as provided by applicable governmental requirements. During such tenancy, Tenant agrees to (a) pay to Landlord, each month, one hundred fifty percent (150%) of the Base Rent for the last month of the Term and (b) be bound by all of the terms, covenants and conditions herein specified, so far as applicable.

24. REMEDIES OF LANDLORD FOR DEFAULT

On the occurrence of any material default by Tenant, Landlord may at any time, after written notice to Tenant of not less than ten (10) days for monetary defaults and thirty (30) days for non-monetary defaults (or such longer period of time as is reasonably necessary to cure such non- monetary default if the same cannot be reasonably cured within said 30 days), if Tenant does not cure said defaults, exercise any right or remedy which Landlord may have, including:

(a) Terminate Tenant's right to possession of the Demised Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Demised Premises to Landlord. In such event, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant's default, including (i) the worth at the time of the award of the unpaid rent and other charges which have accrued at the time of the termination; (ii) the worth at the time of the award of the amount by which the unpaid rent and other charges which would have accrued after termination until the time of the award exceeds the amount of such rental loss that could have been reasonably avoided; (iii) the worth at the time of the award of the amount by which the unpaid rent and other charges which would have been paid for the balance of the term after the time of award exceeds the amount of such rental loss that could have been reasonably avoided; and (iv) any other amount reasonable and necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under the terms of this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, any costs or expenses incurred by Landlord in maintaining or preserving the Demised Premises after such default, the costs of recovering possession of the Demised Premises, expenses of reletting, including necessary renovations or alterations of the Demised Premises, Landlord's reasonable attorneys' fees incurred in connection therewith, and any real estate commissions paid or payable.

As used in sub-parts (i) and (ii) above, the "worth at the time of the award" is computed by allowing interest on the unpaid amounts at the rate of Default Interest per annum, or such lesser amount as may then be the maximum lawful rate. As used in sub-part (iii) above, the "worth at the time of the award" is computed by discounting such amount at the Default Interest Rate.. If Tenant shall have abandoned the Demised Premises, Landlord shall have the option of (i) retaking the possession of the Demised Premises and recovering from Tenant the amounts specified in this Paragraph 24(a) or (ii) proceeding under Paragraph 24(b) hereinafter;

(b) Maintain Tenant's right to possession, in which case this Lease shall continue in effect whether or not Tenant shall have abandoned the Demised Premises. In such event, Landlord shall be entitled to enforce all of Landlord's rights and remedies under this Lease, including the right to recover the Base Rent and other charges as they become due hereunder. Notwithstanding anything to the contrary stated in this Section (b) in no event shall Landlord be entitled to accelerate any sums due under this Lease. If the rents and other sums received from such reletting during any month are less than the Base Rent and other sums to be paid during that month by Tenant hereunder, Tenant shall pay any such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. At any time Landlord may elect to terminate Tenant's right to possession and pursue the remedy provided for in subparagraph (a) above;

(c) Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the State of New Mexico.

(d) Notwithstanding the foregoing, Landlord shall use reasonable efforts to mitigate its damages. In addition, notwithstanding the foregoing, Tenant shall not be liable for any indirect or consequential damages suffered by Landlord.

(e) If Landlord shall from time to time fail to pay any sum or sums due to Tenant and if such failure continues for thirty (30) days after receipt of notice from Tenant, or if Landlord shall from time to time fail to perform any act or acts required of Landlord by this Lease and if such failure continues for thirty (30) days after receipt of notice from Tenant, Tenant shall then have the right, in addition to such remedies as may be available under law or in equity, at Tenant's option, to perform such act or acts, in such manner as Tenant deems reasonably necessary, and the full amount of the cost and expense so incurred shall immediately be owing by Landlord to Tenant, and Tenant shall have the right and is hereby irrevocably authorized and directed to deduct such amount from fixed rent and other sums due Landlord. If Landlord shall in good faith within said thirty (30) days commence to correct such breach, and diligently proceed therewith to completion, then Landlord shall not be considered in default.

25. ATTORNEY'S FEES

The non-prevailing party in any judicial proceedings to enforce the provisions of this Lease shall pay the reasonable attorney's fees and court costs of the prevailing party. Tenant shall pay Landlord's reasonable attorney's fees related to any notices or other collection action related to defaults by Tenant under the terms of this Lease if Tenant fails to cure any such default beyond the applicable cure period as herein provided.

26. SEVERABILITY

A determination by a court of competent jurisdiction that any provision of this Lease or any part hereof, is illegal or unenforceable, shall not cancel or invalidate the remainder of such provision or this Lease, which shall remain in full force and effect.

27. CHOICE OF LAW

The laws of the State of New Mexico shall govern this Lease.

28. FORCE MAJEURE

If Landlord or Tenant cannot perform any of their respective obligations under the terms of this Lease due to event(s) beyond their control, the time provided for performance of such obligations shall be extended by a period of time equal to the duration of such event(s). If either party to the Lease desires to invoke the provisions of this Paragraph, it shall provide written notice to the other party of the reasons for the delay and the invoking party shall use best reasonable efforts to mitigate the effects of such occurrence. Event(s) beyond Landlord's or Tenant's control include, but are not limited to, acts of God, war, civil commotion, labor disputes, strikes, fire, flood, or other casualty, government regulation or restriction and weather conditions, but shall in no event include defaults due to Landlord's or Tenant's failure to meet their respective monetary obligations hereunder.

29. LEVY

Landlord agrees that Landlord will not levy or distrain upon, or otherwise proceed against, by legal process or otherwise, any of the goods or property of third parties in the possession of Tenant.

30. HAZARDOUS MATERIALS

(a) Tenant hereby agrees that Tenant shall be responsible for and shall comply with, at Tenant's sole cost and expense, all governmental requirements concerning any hazardous or toxic substance, material, or waste (collectively "Hazardous Materials") which is located at the Demised Premises or the Land, but only if brought to or caused to be brought to the Property by the Tenant. Tenant shall operate its business on the Demised Premises in compliance with all applicable environmental laws and/or requirements. Tenant shall be permitted to bring Hazardous Materials onto the Property which are used in the ordinary course of Tenant's business operations so long as Tenant uses, stores, handles and disposes such Hazardous materials brought onto the Demised Premises in compliance with all applicable governmental requirements. Landlord agrees that the use of such Hazardous Materials in the Demised Premises in the manner in which such products are designed to be used and in full compliance with governmental requirements shall not be a violation by Tenant of this Paragraph 30. Tenant shall indemnify and save harmless Landlord from all reasonable costs and expenses incurred by Landlord to the extent caused by Tenant's breach of its covenants made in this Paragraph 30.

(b) Landlord hereby represents to Tenant that, to the best of its actual knowledge, the Demised Premises is free and clear of Hazardous Materials as of the date hereof. Nothing herein is intended to make Tenant liable for any condition existing in the Demised Premises as of the date hereof, nor any condition which arises after the date hereof by reason other than Tenant's use of the Demised Premises (the conditions for which Tenant is not liable pursuant to this sentence are hereinafter referred to as the "Excluded Conditions"). Landlord shall, at its sole cost and expense, comply with governmental laws and/or requirements pertaining to Hazardous Materials relating to the Excluded Conditions. Landlord shall indemnify and save harmless Tenant from all reasonable costs and expenses incurred by Tenant resulting from the Excluded Conditions.

(c) For purposes of this Lease, the term "Hazardous Materials" shall mean any substance, chemical, or waste that is or shall be listed or defined as hazardous, toxic, or dangerous under Applicable Environmental Law, and any petroleum products.

(d) For purposes of this Lease, the term "Applicable Environmental Law" shall include the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Sec. 9601 et seq.; the Resource Conversation and Recovery Act ("RCRA"), 42 U.S.C. Sec. 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Sec. 1251 et seq.; the Clean Air Act, 42 U.S.C. Sec. 7401 et seq.; the Hazardous Substances Transportation Act, 49 U.S.C. Sec. 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sec. 2601 through 2629; and the Safe Drinking Water Act, 42 U.S.C. sec. 300f through 300J; as have been amended from time to time; and any similar state and local laws and ordinances and the regulations implementing such statutes.

31. RIGHT OF FIRST REFUSAL.

Provided Tenant is not then in default under the terms of this Lease beyond any applicable grace or cure period, Landlord hereby grants to Tenant a right of first refusal to purchase the Property, at any time during the Term of this Lease, including any exercised Extension Term, Landlord shall receive a bona fide offer from a third party to purchase the Property ("Bona Fide Offer"). Landlord shall provide written notice thereof, including a copy of the Bona Fide Offer to Tenant and Tenant shall have ten (10) days after the receipt of said notification to agree to purchase the Property on the same terms and conditions as provided for in the Bona Fide Offer. If Tenant fails and refuses to exercise the right of first refusal, Landlord shall have the right to sell the Property to the third party pursuant to the terms of the Bona Fide Offer and this right shall thereafter terminate. If Landlord does not close on the sale of the Property to the third party under the terms and conditions provided for in the Bona Fide Offer, the provisions of this Paragraph shall remain in full force and effect and shall apply to any subsequent bona fide offer from a third party. In the event Tenant exercises the option to purchase the Property pursuant to the terms of the Bona Fide Offer, Landlord and Tenant shall execute a purchase agreement reflecting the terms of the Bona Fide Offer. In no event shall this right of first refusal apply to any conveyance by Landlord to a third party of which Landlord is a principal or to a third party who is a member of Landlord.

32. LANDLORD'S LIEN

Nothing in this Lease shall be construed as a waiver of Landlord's lien rights accorded under New Mexico law. With respect to any existing secured debt of Tenant, Landlord agrees to execute any waivers of its Landlord's lien reasonably required by Tenant or any of its lenders. Nothing in this paragraph shall require Tenant to seek a waiver of Landlord's lien in association with Tenant's purchase of inventory, equipment, or fixtures to be used at the Property; and Landlord hereby subordinates its interest in such inventory, equipment and fixtures to the lien or claim any lender financing such inventory, equipment and fixtures purchased by Tenant in the ordinary course of its business.

33. INDEMNIFICATION

(a) Except to the extent of the negligent or intentional acts or omissions of Tenant or Tenant's agents or invitees, Landlord agrees to indemnify and hold Tenant, its shareholders, directors, officers, employees and agents and their respective heirs, successors and assigns harmless from and against and with respect to any claim, demand, action, cause of action, loss, cost, expense, liability, injury, administrative order, consent agreement and order, penalty or interest or damage, including, without limitation, reasonable attorneys' fees, and all costs and expenses of all actions, suits, proceedings, demands, assessments, claims and judgments resulting from, occurring in connection with, or arising out of the negligent or intentional acts or omissions of Landlord, its agents or invitees, or the use, occupancy or operation of the Property prior to the Commencement Date, specifically including but in no way limited to any violations of governmental requirements.

(b) Except to the extent of the negligent or intentional acts or omissions of Landlord or Landlord's employees, agents or invitees, Tenant agrees to indemnify and hold Landlord, its shareholders, directors, officers, employees and agents and their respective heirs, successors and assigns harmless from and against and with respect to any claim, demand, action, cause of action, loss, cost, expense, liability, injury, administrative order, consent agreement and order, penalty or interest or damage, including, without limitation, reasonable attorneys' fees, and all costs and expenses of all actions, suits, proceedings, demands, assessments, claims and judgments resulting from, occurring in connection with, or arising out of the negligent or intentional acts or omissions of Tenant, its employees, agents or invitees, or the use, occupancy or operation of the Demised Premises by Tenant after the Commencement Date, specifically including but in no way limited to any violations of governmental requirements.

(c) Limitation of Indemnities. No indemnities contained herein shall extend to those matters for which indemnification is prohibited pursuant to Section 56-7-1 N.M.S.A. 1978, as amended.

34. COMMISSIONS

The parties acknowledge and agree that neither has utilized the services of a real estate broker, other than Karen Hudson, Dave Hill and Jim Chynoweth, Maestas & Ward Commercial Real Estate, who represents Landlord, and Austin Koon, Corporate Realty Advisors and Scott Throckmorton of Argus Realty Investors, who represent Tenant in this transaction. Landlord agrees to pay commissions to the above-named brokers, and such payment is reflected in a separate agreement between brokers and Landlord. Except as provided for herein, each party agrees to indemnify and hold the other party harmless from all claims for real estate commissions arising through said party. Angelo Brunacini, a principal in Landlord, is a New Mexico licensed real estate broker dealing with his own account in this transaction.

35. FINANCIAL STATEMENTS

Tenant agrees to deliver to Landlord, within ten (10) days following a request by Landlord, copies of Tenant's financial statements, including a balance sheet and profit and loss statement, for the two (2) most recent fiscal years of Tenant, all in accordance with generally accepted accounting principles consistently applied. Tenant's failure to deliver such financial statements pursuant to this paragraph shall constitute a material default of Tenant under this Lease. Landlord agrees to hold all financial statements of Tenant and estoppel certificates executed by Tenant confidential and agrees to only disclose said items to lenders or prospective lenders, purchasers or prospective purchasers and Landlord's representatives, as reasonably necessary, provided Landlord shall advise third parties of the requirement to maintain said records as confidential. Notwithstanding the provisions of this paragraph to the contrary, so long as Tenant is a publicly traded company, no financial statements need to be provided by Tenant.

36. AMERICANS WITH DISABILITIES ACT

Landlord represents to Tenant that the Property, as of the Commencement Date, will meet all City of Albuquerque Code requirements in regards to the Americans with Disabilities Act.

37. POWER LINES

Prior to the Commencement Date, Landlord shall cause all of the overhead power lines currently running through the Property to be reduced to a line of single poles running north and south near the eastern boundary of the Property.

38. OTHER TENANTS

Landlord shall not lease property retained by Landlord to the north of the Property to any tenants other than uses that are primarily office, or nicely appointed office/warehouse and reasonably acceptable to Tenant, which acceptance shall not be unreasonably withheld or delayed.

39. COUNTERPARTS

This Lease may be executed in several counterparts and all so executed counterparts shall constitute one agreement binding on all parties hereto, notwithstanding that all of the parties are not signatories to the original or same counterpart.

The parties hereto have carefully read and reviewed this Lease and each Term and provision contained herein, and by the execution of this Lease show their consent hereto.

SEE SEPARATE SIGNATURE PAGES ONE AND TWO ATTACHED HERETO AND MADE A PART HEREOF BY REFERENCE.

SIGNATURE PAGE ONE TO LEASE

DATED JULY 12 , 2004 BY AND BETWEEN

BRUNACINI DEVELOPMENT, LTD CO. , LANDLORD AND

SBS TECHNOLOGIES, INC., TENANT

LANDLORD:

BRUNACINI DEVELOPMENT, LTD. CO.,

a New Mexico limited liability company

By: /S/ Angelo Brunacini Date: July 13, 2004

Its: Member

SIGNATURE PAGE TWO TO LEASE

DATED JULY 12 , 2004 BY AND BETWEEN

BRUNACINI DEVELOPMENT, LTD CO. , LANDLORD AND

SBS TECHNOLOGIES, INC., TENANT

TENANT:

SBS TECHNOLOGIES, INC.,

a New Mexico corporation

By: /S/ James E. Dixon Date: July 12, 2004

Its: CFO

EXHIBIT "A"

Improvements

To Be Attached

EXHIBIT "B"

Land

Approximately 4.73 acres on the southwesterly portion of Tract Lettered "A" of JOURNAL CENTER PHASE 2, UNIT 2, Albuquerque, New Mexico, as the same is shown and designated on the plat thereof filed in the office of the County Clerk of Bernalillo County, New Mexico on April 10, 2003 in Map Book 2003C, Folio 98, as shown on Site Plan (attached as Exhibit "A")

EXHIBIT "C"

Acknowledgment of Commencement Date, Square Footage,

Base Rent and Reimbursable Expenses

THIS ACKNOWLEDGMENT is entered into effective the ____ day of ________, 2004 by and between BRUNACINI DEVELOPMENT, LTD. CO., a New Mexico limited liability company ("Landlord") SBS TECHNOLOGIES, INC., a New Mexico corporation ("Tenant").

WHEREAS, Landlord and Tenant entered into a Lease dated ________, 2004 ("Lease") involving the premises located at ____, Albuquerque, New Mexico; and

WHEREAS, the parties desire to establish the commencement date of the Lease.

NOW, THEREFORE, in consideration of the above and other good and valuable consideration, the receipt of which is hereby acknowledged, IT IS AGREED AS FOLLOWS:

    All capitalized terms shall have the definitions set forth in the Lease, unless otherwise defined herein.

    The Commencement Date is hereby acknowledged to be ___________.

    The initial Term of the Lease shall terminate on _________.

    Tenant's Usable Area is ___________ square feet and the Building Usable Area is __________ square feet.

    Tenant's Pro Rata Share is 100%.

    The parties acknowledge and agree that Base Rent for ______ has been waived, and Tenant only owes, when due, its proportionate share of Reimbursable Expenses in the amount of $_______ per month.

    The parties further acknowledge and agree that Tenant has prepaid the Base Rent for ___ in the amount of $___.

    Except as herein modified and amended, the remaining terms and provisions of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have hereunto set their hands effective the date first hereinabove set forth.

LANDLORD:	TENANT:
By: _________________________________	By: _________________________________
Its: ___________________________	Its: ___________________________

  EXHIBIT "D"

Landlord Improvements

To Be Attached

EXHIBIT "E"

Contraction Area

To Be Attached

EXHIBIT "F"

Expansion Area

To Be Attached

EXHIBIT "G"

Landlord Financed Furniture

To Be Attached